Exhibit 99.1

DRS Technologies Reports Record First Quarter Results; Revenues,
Operating Income and Net Earnings up 27%, 29% and 34%, Respectively; Bookings and Backlog Reach New Highs

    PARSIPPANY, N.J.--(BUSINESS WIRE)--Aug. 5, 2003--DRS Technologies, Inc. (NYSE: DRS) today reported record financial results for the first quarter ended June 30, 2003. Results included significant gains in revenues, operating income and net earnings. First quarter record new orders for products and services increased funded backlog at the end of the period to the highest level in the company's history.

    Fiscal 2004 First Quarter Results

    Fiscal 2004 first quarter revenues were $167.2 million, a 27 percent increase over revenues of $131.2 million for last year's first quarter. Record revenues for the three-month period were primarily attributable to strong sales in the company's electronic systems segment, associated with the power systems and tactical computer systems businesses.
    Operating income of $16.4 million was 29 percent higher than the $12.7 million reported for the same quarter of fiscal 2003. Operating income as a percentage of sales was 9.8 percent, compared with 9.7 percent for the same three-month period in the previous year.
    Record operating income for the first quarter of fiscal 2004 was due primarily to higher sales volume overall and notably strong profitability in the company's electronic systems segment, partially offset by lower operating margins in the company's two other segments. Strong operating margins from the company's power systems and tactical computer systems operations in the electronic systems segment were the primary drivers contributing to higher operating income, supplemented by the return to profitability of the company's United Kingdom DRS Tactical Systems unit.
    Net earnings before net interest and related expenses, taxes, depreciation and amortization (EBITDA) were $21.1 million for the first quarter, 41 percent higher than EBITDA of $15.0 million for the comparable period a year earlier. EBITDA as a percentage of sales was
12.6 percent, compared with 11.5 percent for the same period a year earlier.
    Net earnings for the first three months of the company's new fiscal year were 34 percent higher than a year ago at $7.3 million, or $0.32 per diluted share, compared with last year's first quarter net earnings of $5.4 million, or $0.31 per diluted share. Diluted shares outstanding for the first quarter were 30 percent higher at 22.9 million, compared with 17.6 million a year earlier. The increase in diluted shares was principally due to the company's equity offering completed in the third quarter of fiscal 2003, which placed approximately 5.5 million additional shares in the marketplace.
    "DRS completed the first quarter of fiscal 2004 with strong results, driven by the positive performance of our electronic systems segment," said Mark S. Newman, chairman, president and chief executive officer of DRS Technologies. "New records were established for the period in sales, profitability and bookings, and we achieved a new high in backlog at the end of the quarter, approaching $900 million for the first time."
    Free cash flow (cash flow from operations less capital expenditures) for the first quarter was negative $4.0 million, in line with company expectations. Cash flow performance reflected a build-up in working capital of $14.1 million, primarily related to increases in inventoried program costs to support the projected ramp-up in shipments beginning in the second quarter, and also reflected a usual first quarter decline in accounts payable and accrued expenses, which traditionally peak in the fourth quarter. Capital asset expenditures were $4.2 million. The company said it expects to generate positive free cash flow as the year progresses, estimating $25 million to $35 million in free cash flow for fiscal 2004.

    New Contract Awards and Backlog

    DRS secured a first quarter record $193.4 million in new orders for products and services during the period, reflecting an increase of 39 percent over $139.2 million in bookings for the comparable prior-year period. Funded backlog at June 30, 2003 climbed to $893.9 million, 46 percent above $610.4 million in backlog at the end of the first quarter of fiscal 2003.

    New contract awards during the first quarter included:

    -- $44 million in new orders for second generation infrared ground vehicle, maritime and aircraft sighting, targeting and weapons systems supporting the U.S. Army and U.S. Navy;

    -- $44 million in funding for power generation, distribution, motor control and propulsion systems primarily for U.S. Navy surface ships and submarines, including work supporting the Navy's next generation DD(X) destroyer;

    -- $29 million in awards for computers and peripheral equipment supporting battlefield digitization efforts for U.S. Army, international military and U.S. intelligence operations;

    -- $21 million in contracts for infrared sensors and electro-optical technology development supporting weapons, remote surveillance, soldier systems and electronic countermeasures;

    -- $17 million in new orders to provide engineering and manufacturing services for combat display systems associated with the U.S. Navy's AN/UYQ-70 Advanced Display Systems program supporting ships, aircraft and submarines; and

    -- $16 million in new contracts for communications systems, high-speed digital imaging systems, avionics and mission recording systems for U.S. and international military, scientific and industrial applications.

    Balance Sheet Highlights

    At June 30, 2003, the company had $90.4 million in cash and cash equivalents, reflecting cash received from the completion of the company's follow-on public offering in fiscal 2003, less cash expended for acquisitions completed in the third and fourth quarters of last fiscal year. Total debt on June 30, 2003 was $224.7 million, slightly lower than total debt of $225.1 million at the end of fiscal 2003.

    Segment Results

    DRS's Electronic Systems Group reported substantial increases in all major metrics for the first quarter of fiscal 2004, exceeding company expectations. Sales of $81.9 million were up 135 percent from a year ago, and operating income of $8.4 million was significantly higher than the $1.3 million of operating income for the same prior-year period. The increases were due primarily to the addition of programs associated with the company's fiscal 2003 acquisitions of three power systems businesses and a tactical computer systems business, coupled with improved program performance at the group's United Kingdom DRS Tactical Systems unit, which posted an operating loss for the same period last year. The group's 10.3 percent operating margin was a significant improvement over the 3.8 percent operating margin reported for the first quarter in the prior year. Bookings of $100.5 million contributed to record funded backlog of approximately $446.0 million at June 30, 2003.
    DRS's Electro-Optical Systems Group posted revenues of $65.7 million for the first quarter, 6 percent lower than sales of $69.5 million in the prior year, in line with company expectations for the first quarter. Revenues were led by certain ground and airborne electro-optical sighting system product lines, offset primarily by a decline in sales for Horizontal Technology Integration (HTI)-related products, electro-optical manufacturing services, maritime systems and remote sensing technology. Operating income of $6.2 million reflected a healthy 9.5 percent operating margin, though lower than last year's exceptionally strong first quarter operating margin of 14.0 percent, which included a favorable contract mix. The group's fiscal 2004 first quarter results also reflected higher operating margins on certain ground vehicle and airborne sighting system programs, due to their transfer to and integration with existing company facilities, resulting in decreased costs. A five percent increase in new orders totaling $74.9 million contributed to funded backlog of $318.0 million at the end of the period.
    The company's Flight Safety and Communications Group reported $19.6 million in revenues and $1.8 million in operating income for the first quarter of fiscal 2004, compared with $25.5 million and $2.3 million, respectively, for the same quarter a year ago. The decline in sales was due primarily to reduced volume in commercial space-related contract manufacturing services and decreased shipments of surveillance and data link communications products, due to delayed orders currently anticipated during the second half of the fiscal year. Lower operating income was due primarily to decreased revenues and cost growth on an international surveillance and sensor system program. The group's first quarter operating margin was 8.9 percent, the same as the comparable prior-year period. Bookings of $18.0 million contributed to funded backlog of $129.8 million at the end of the quarter.

    Fiscal 2004 and Second Quarter Guidance

    The company provided guidance for the second quarter of fiscal 2004, indicating it expects revenues to increase by approximately 21 to 24 percent above last year's second quarter to range between $195 million and $200 million. The new company guidance pointed to the continuance of a healthy operating margin, with diluted earnings per share of $0.38 to $0.40 anticipated on approximately 23 million weighted average diluted shares outstanding.
    For the fiscal year ending March 31, 2004, the company reiterated earlier guidance of revenues ranging between $800 million and $815 million, which is an 18 to 20 percent increase over the prior year, of which organic sales growth is expected to be 5 to 7 percent. The company expects an operating margin of not less than 10 percent, and diluted earnings per share between $1.65 and $1.68 on approximately 23 million weighted average diluted shares outstanding.
    Fiscal 2004 guidance does not include the positive impact to revenues, operating income and earnings of potential acquisitions that could be completed during the fiscal year.

    Outlook

    "Our outlook for the company in fiscal 2004 is very positive, having begun the year with a strong quarter," Mr. Newman commented. "We anticipate greater momentum as the year progresses."
    "DRS continues to provide critical systems that address the current, interim and future requirements of the military's modernization, transformation and national security initiatives," he added. "Leveraging our experience in supplying leading edge equipment for the modernization of many of the military's legacy assets and weapons platforms, we are strategically positioned on next generation, long-term, transformational programs slated in the defense budget, as well. We have secured contracts on a number of these programs, including the Navy's DD(X) destroyer and the Army's Brigade Combat Team, Objective Force Warrior and Future Combat System. In addition, DRS is a member of the Lockheed Martin Corporation (NYSE: LMT) team recently down-selected on the Littoral Combat Ship program, which bodes well for our potential future participation on this initiative. Higher defense spending projected over the long term and strong support for continued funding of certain conventional weapon platforms that performed exceedingly well in the recent conflict are providing excellent growth prospects for the company in fiscal 2004 and beyond. Our concentration on current, interim and future key areas of interest for the government and defense industrial community, combined with our disciplined approach to acquisitions in an environment abundant with opportunities, cultivate a fertile foundation for our positive growth outlook."

    DRS Technologies provides leading edge products and services to government and commercial customers worldwide. Focused on defense electronics, the company develops and manufactures a broad range of mission critical systems and components in the areas of communications, combat systems, battlefield digitization, electro-optics, power systems, data storage, digital imaging, flight safety and space.
    For more information about DRS Technologies, please visit the company's web site at www.drs.com.

    SAFE HARBOR: This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. Such statements, including statements relating to the Company's expectations for future financial performance, are not considered historical facts and are considered forward-looking statements under the federal securities laws. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements and include, without limitation, demand and competition for the Company's products and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filings. Given these uncertainties, you should not rely on forward-looking statements. The Company undertakes no obligations to update any forward-looking statements, whether as a result of new information, future events or otherwise.

    Note to investors:
    DRS Technologies will host a conference call, which will be simultaneously broadcast live over the Internet. Mark S. Newman, chairman, president and chief executive officer, Richard A. Schneider, executive vice president and chief financial officer, and Patricia M. Williamson, vice president, corporate communications/investor relations, will host the call, which is scheduled for tomorrow, Wednesday, August 6, 2003, at 8:30 a.m. EDT. Listeners can access the call live and archived at DRS's web site on page http://www.shareholder.com/drs or at CCBN's institutional investor site at http://www.street events.com or individual investor center at http://www.companyboardroom.com. Please allow 15 minutes prior to the call to visit these sites and download and install any necessary audio software.




                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
       CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                 (Millions Except Earnings per Share)

                                           Three Months Ended June 30,
                                           --------------------------
                                             2003(1)         2002(2)
                                            --------        --------
Revenues                                    $  167.2         $ 131.2
Operating Income                            $   16.4         $  12.7
Interest and Related Expenses               $    3.0         $   2.3
Earnings before Income Taxes                $   13.0         $  10.1
Income Tax Expense                          $    5.7         $   4.6
Net Earnings                                $    7.3         $   5.4
Net Earnings per Share of
 Common Stock:
         Basic                              $    .33         $   .32
         Diluted                            $    .32         $   .31
Weighted Average Number of Shares of
Common Stock Outstanding:
         Basic                                  22.4            16.8
         Diluted                                22.9            17.6



(1) Fiscal 2004 first quarter results include the operations of DRS Power & Control Technologies, Inc., as a result of the acquisition of the Navy Controls Division of Eaton Corporation, effective July 1, 2002, DRS Nytech Imaging Systems, Inc., as a result of the acquisition of Nytech Integrated Infrared Systems on October 15, 2002, DRS Tactical Systems, Inc., DRS Tactical Systems (West), Inc., DRS Tactical Systems Ltd., DRS Engineering Development Labs, Inc., DRS Signal Technologies, Inc. and DRS Signal Recording Technologies, Inc., as a result of the acquisition of Paravant Inc. on November 27, 2002, DRS Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center, on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated, on February 14, 2003.

(2) Fiscal 2003 first quarter results reflect the operations of the Company's DRS Ahead Technology unit through the date of sale on May 27, 2002 and DRS Advanced Programs unit, which was sold on November 22, 2002.






                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
                  NON-GAAP FINANCIAL DATA (UNAUDITED)
                             ($ Millions)

                                           Three Months Ended June 30,
                                           --------------------------
                                             2003(1)         2002(2)
                                            --------        --------
Reconciliation of Non-GAAP
Financial Data:
     Net Income                              $   7.3        $    5.4
     Income Taxes                                5.7             4.6
     Interest Income                            (0.3)           (0.5)
     Interest and Related Expenses               3.0             2.3
     Amortization and Depreciation               5.4             3.2
                                            ---------      ----------
     EBITDA (3)                              $  21.1        $   15.0
     Income Taxes                               (5.7)           (4.6)
     Interest Income                             0.3             0.5
     Interest and Related Expenses              (3.0)           (2.3)
     Deferred Income Taxes                       0.2            (0.2)
     Changes in Assets and Liabilities,
         Net of Effects from Business
         Combinations and Divestitures         (14.1)           (8.0)
     Other, Net                                  1.4             0.7
                                            ---------      ----------
     Net Cash from Operating Activities      $   0.2         $   1.1
     Capital Expenditures                       (4.2)           (4.2)
                                            ---------      ----------
     Free Cash Flow(4)                       $  (4.0)        $  (3.1)

(1) Fiscal 2004 first quarter results include the operations of DRS Power & Control Technologies, Inc., as a result of the acquisition of the Navy Controls Division of Eaton Corporation, effective July 1, 2002, DRS Nytech Imaging Systems, Inc., as a result of the acquisition of Nytech Integrated Infrared Systems on October 15, 2002, DRS Tactical Systems, Inc., DRS Tactical Systems (West), Inc., DRS Tactical Systems Ltd., DRS Engineering Development Labs, Inc., DRS Signal Technologies, Inc. and DRS Signal Recording Technologies, Inc., as a result of the acquisition of Paravant Inc. on November 27, 2002, DRS Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center, on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated, on February 14, 2003.

(2) Fiscal 2003 first quarter results reflect the operations of the Company's DRS Ahead Technology unit through the date of sale on May 27, 2002 and DRS Advanced Programs unit, which was sold on November 22, 2002.

(3) The Company defines EBITDA as net earnings before net interest and related expenses, income taxes, depreciation and amortization. The Company believes that the most directly comparable GAAP financial measure to EBITDA is net cash from operating activities. The table above presents a reconciliation of EBITDA to net cash from operating activities. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net income or cash flows from operating activities, as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, and income taxes. EBITDA, as we defined it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

(4) The Company discloses free cash flow because the Company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as cash from operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses and make other strategic investments. Thus, key assumptions underlying free cash flow are that the Company will be able to refinance its existing debt when it matures with new debt, and that the Company will be able to finance any new acquisitions it makes by raising new debt or equity capital.






                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
               FIRST QUARTER SEGMENT RESULTS (UNAUDITED)
                             ($ Millions)
                                           Three Months Ended June 30,
                                           --------------------------
                                              2003             2002
                                            --------         --------
Revenues
Electronic Systems Group(1,3)               $   81.9         $  34.9
Electro-Optical Systems Group                   65.7            69.5
Flight Safety and Communications Group          19.6            25.5
Other(2)                                           -             1.3
----------------------------------------------------------------------
Consolidated                                $  167.2         $ 131.2
----------------------------------------------------------------------
Operating Income
Electronic Systems Group(1,3)               $    8.4         $   1.3
Electro-Optical Systems Group                    6.2             9.8
Flight Safety and Communications Group           1.8             2.3
Other(2)                                           -            (0.7)
----------------------------------------------------------------------
Consolidated                                $   16.4         $  12.7
----------------------------------------------------------------------
Operating Margin
Electronic Systems Group(1,3)                   10.3%            3.8%
Electro-Optical Systems Group                    9.5%           14.0%
Flight Safety and Communications Group           8.9%            8.9%
Other(2)                                           -           (51.2)%
----------------------------------------------------------------------
Consolidated                                     9.8%            9.7%
----------------------------------------------------------------------
Bookings
Electronic Systems Group(1,3)               $  100.5         $  34.1
Electro-Optical Systems Group                   74.9            71.7
Flight Safety and Communications Group          18.0            32.3
Other(2)                                           -             1.1
----------------------------------------------------------------------
Consolidated                                $  193.4         $ 139.2
----------------------------------------------------------------------
Backlog
Electronic Systems Group(1,3)               $  446.0         $ 148.9
Electro-Optical Systems Group                  318.1           329.9
Flight Safety and Communications Group         129.8           131.6
Other(2)                                           -               -
----------------------------------------------------------------------
Consolidated                                $  893.9         $ 610.4
----------------------------------------------------------------------

(1) Fiscal 2004 first quarter results include the operations of DRS Power & Control Technologies, Inc., as a result of the acquisition of the Navy Controls Division of Eaton Corporation, effective July 1, 2002, DRS Nytech Imaging Systems, Inc., as a result of the acquisition of Nytech Integrated Infrared Systems on October 15, 2002, DRS Tactical Systems, Inc., DRS Tactical Systems (West), Inc., DRS Tactical Systems Ltd., DRS Engineering Development Labs, Inc., DRS Signal Technologies, Inc. and DRS Signal Recording Technologies, Inc., as a result of the acquisition of Paravant Inc. on November 27, 2002, DRS Electric Power Technologies, Inc., as a result of the acquisition of Kaman Corporation's Electromagnetics Development Center, on January 15, 2003, and DRS Power Technology, Inc., as a result of the acquisition of Power Technology Incorporated, on February 14, 2003.

(2) Fiscal 2003 first quarter results reflect the operations of the Company's DRS Ahead Technology unit through the date of sale on May 27, 2002.

(3) Fiscal 2003 first quarter results reflect the operations of the Company's DRS Advanced Programs unit, which was sold on November 22, 2002.





                DRS TECHNOLOGIES, INC. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                             ($ Thousands)

                                            June 30,       March 31,
                                              2003           2003
                                            --------       --------
Assets
Cash and Cash Equivalents                  $  90,431       $  95,938
Other Current Assets                         292,584         293,361
----------------------------------------------------------------------
Total Current Assets                         383,015         389,299
----------------------------------------------------------------------
Property, Plant and Equipment, Net            87,440          87,610
Intangibles and Other Assets                 493,916         495,212
----------------------------------------------------------------------
Total Assets                               $ 964,371       $ 972,121
----------------------------------------------------------------------
Liabilities and Stockholders' Equity
Short-Term Debt                              $   789       $     521
Current Installments of Long-Term Debt         7,703           7,717
Accounts Payable and Other Current
 Liabilities                                 262,032         281,037
----------------------------------------------------------------------
Total Current Liabilities                    270,524         289,275
----------------------------------------------------------------------
Long-Term Debt, Excluding Current
 Installments                                216,164         216,837
Other Liabilities                             28,283          27,829
Net Stockholders' Equity                     449,400         438,180
----------------------------------------------------------------------
Total Liabilities and Stockholders' Equity  $964,371        $972,121
----------------------------------------------------------------------

    CONTACT: DRS Technologies, Inc.
             Patricia M. Williamson, 973/898-1500